The Board of Directors
Vestaur Securities, Inc.
Philadelphia, Pennsylvania

We are independent public accountants with respect to Vestaur Securities, Inc. ("Vestaur"). We have performed procedures relating to the investment accounts shown by the books and records of Vestaur from the date of our last similar procedures on July 11, 1995 to November 30, 1995. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on November 30, 1995, shown by the books and records, were in the custody of the CoreStates' Trust Department ("CoreStates") at November 30, 1995, but were physically located at the Depository Trust Company, the Participant Trust Company, a depository for Government National Mortgage Association securities, the Federal Reserve Bank, the depository for Federal Home Loan Bank and Federal National Mortgage Association Securities, or at GE Capital Services, the issuer of short-term commercial paper held by Vestaur. We confirmed these security holdings with CoreStates. We obtained a confirmation for the $29,793 Residential Mortgage Participation Note, 8-3/8%, from the custodian, Provident National Bank, ("Provident"), 17th and Chestnut Streets, Philadelphia, Pennsylvania. We compared and reconciled Vestaur's security records as of November 30, 1995 to the confirmations received from CoreStates and Provident.

Because the above procedures do not constitute an audit conducted in accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts should be adjusted. Had we performed additional procedures or had we audited the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of Vestaur Securities, Inc. taken as a whole.

DELOITTE & TOUCHE
December 19, 1995